Exhibit 99.16

____________, 2008
[Name]
[Address]
Dear [Director],
     As you know, Congress enacted Section 409A of the Internal Revenue Code (“Section 409A”) in October 2004 in order to regulate deferred compensation by limiting the timing of deferral elections and the ability of companies and service providers to change the form and timing of distributions. The penalty for failure to comply with Section 409A is immediate taxation on vested deferred compensation (even if the deferred amounts are not then paid) and payment of a 20 percent penalty tax and interest. Certain states have also conformed their taxation statutes to Section 409A (i.e. California imposes an additional 20% penalty tax).
     Section 409A generally requires that any subsequent change to the timing of distributions be (i) made at least 12 months in advance of the scheduled distribution date, (ii) effective no earlier than 12 months after it is made, and (iii) postponed for at least an additional five years. However, under I.R.S. Notice 2005-1 (as extended by I.R.S. Notice 2007-86), individuals may take advantage of special transition relief to change the timing of distribution elections for amounts that would not otherwise be payable in 2008, provided that, the change does not cause any amounts to be paid in 2008 that would not otherwise be payable in 2008. This transition relief includes the ability to elect “in-service” distributions under certain circumstances — that is, distributions for a date certain, even if that date occurs while you are still an Ingram Micro Board member starting on January 1, 2009 (e.g., electing to receive distribution of previously deferred compensation from 2006 on January 31, 2009 so long as such previously deferred compensation is not otherwise payable in 2008).
     Attached please find: (a) [NUMBER OF FORMS] Special Cash Distribution Election Forms and (b) [NUMBER OF FORMS] Restricted Stock Unit Special Distribution Election Forms that you may use to modify the timing and form of existing distribution elections with respect to shares associated with restricted stock units and amounts deferred under the Ingram Micro Inc. Board of Directors Deferred Compensation Plan (the “Plan”) of Ingram Micro Inc. (the “Company”) in each of 2004, 2005, 2006, 2007 and 2008 as applicable. Also attached for your reference is a summary schedule, by plan year, of your cash and or restricted stock unit deferral elections.
     If you wish to change your existing distribution elections, please return these forms by December 19, 2008. Please note that elections may not be changed to postpone the distribution of amounts payable in 2008, or accelerate the distribution in 2008 of amounts that are otherwise payable after 2008.
     Please use the attached special distribution election forms if you wish to avail yourself of this special transition relief and do not hesitate to contact [                    ] at [        ] if you have any questions regarding these special distribution elections. Please note that all distribution elections remain subject to the terms of the Plan and applicable law, and that the Company reserves the right to modify the Plan and/or any distribution election in accordance with their applicable terms or as the Company deems necessary or advisable, in its sole discretion, to comply with law.

Sincerely, [NAME]